Exhibit 21

Subsidiaries of the Registrant

Subsidiary	Trade name(s)	Jurisdiction of Incorporation

Ark AC Burger Bar LLC	Broadway Burger Bar and Grill	New Jersey
Ark Atlantic City Corp.	Gallagher’s Burger Bar	Delaware
Ark Atlantic City Restaurant Corp.	Gallagher’s Steakhouse	Delaware
Ark Basketball City Corp.	N/A	New York
Ark Boston RSS Corp.	Durgin Park and Blackhorse Tavern	Delaware
Ark Bryant Park LLC	Bryant Park Grill & Café	Delaware
Ark Connecticut Corp.	N/A	Delaware
Ark Connecticut Branches Corp.	The Grill at Two Trees	Delaware
Ark Connecticut Investment LLC	N/A	Delaware
Ark Connecticut Investment I LLC	N/A	Delaware
Ark Connecticut Pizza LLC	N/A	Delaware
Ark Connecticut Poker LLC	N/A	Delaware
Ark Fifth Avenue Corp.	N/A	New York
Ark Hollywood/Tampa Corp.	N/A	Delaware
Ark Jupiter RI, LLC	N/A	Delaware
Ark Las Vegas Restaurant Corp.	N/A	Nevada
Ark Mad Events LLC	N/A	Delaware
Ark Meadowlands LLC	N/A	Delaware
Ark Museum LLC	Robert	Delaware
Ark NYNY Sport Corp.	The Sporting House	Nevada
Ark Operating Corp.	El Rio Grande	New York
Ark Potomac Corporation	Sequoia	District of Columbia
Ark Rio Corp.	El Rio Grande	New York
Ark Rustic Inn LLC	N/A	Delaware
Ark Rustic Inn Real Estate	N/A	Delaware
Ark Southwest D.C. Corp.	Thunder Grill	District of Columbia
Ark Union Station, Inc.	America	District of Columbia
ArkMod LLC	N/A	New York
Chefmod LLC	N/A	New York
Clyde Ark LLC	Clyde Frazier’s Wine and Dine	New York
Las Vegas America Corp.	America	Nevada
Las Vegas Downstairs Deli Corp.	Rialto Deli (closed)	Nevada
Las Vegas Festival Food Corp.	(1) Gonzalez y Gonzalez and (2) Village Eateries (New York-New York Hotel Food Court)	Nevada
Las Vegas Planet Mexico Corp.	Yolos	Nevada
Las Vegas Steakhouse Corp.	Gallagher’s Steakhouse	Nevada
Las Vegas Venice Deli Corp.	Towers Deli (Venetian Food Court)	Nevada
Las Vegas Venice Food Corp.	Shake N Burger (Venetian Food Court)	Nevada
Las Vegas Whiskey Bar, Inc.	VBAR	Nevada
MEB on First LLC	Canyon Road Grill	New York